Exhibit 10.24

FULLY DISCLOSED CLEARING AGREEMENT

OF

PERSHING LLC

(FINRA MEMBER)

THIS AGREEMENT is made and entered into this 19th day of March, 2008 by and between Pershing LLC (“Pershing”), a limited liability company, and Summit Brokerage Services, Inc. (“Broker”), a Florida corporation.

1.0	APPROVAL

This Agreement shall be subject to approval by the New York Stock Exchange, Inc. (“FINRA”) and by any other self-regulatory organization vested with the authority to review or approve it. Pershing shall submit this Agreement to FINRA and Broker shall submit the Agreement to any other such organization from which Broker is required to obtain approval. In the event of disapproval, the parties shall bargain in good faith to achieve the requisite approval.

2.0	AGREEMENT

From the date of this Agreement until the termination of this Agreement as provided in Paragraph 23 hereof, Pershing shall carry the proprietary accounts of Broker and the cash and margin accounts of the customers of Broker introduced by Broker to Pershing, and accepted by Pershing, and shall clear transactions on a fully disclosed basis for such accounts, in the manner and to the extent set forth in this Agreement.

3.0	ALLOCATION OF RESPONSIBILITY

3.1 Responsibilities of the Parties.

Pursuant to FINRA Rule 382, responsibility for compliance with applicable laws, rules, and regulations of the Securities and Exchange Commission (“SEC”), FINRA, and any other regulatory or self-regulatory agency or organization (collectively the “Rules”) shall be allocated between Pershing and Broker as set forth in this Agreement. To the extent that a particular function is allocated to one party under this Agreement, the other party shall supply that party with information in its possession pertinent to the performance and supervision of that function.

3.2 Relationship with Customers.

Pershing shall provide services under this Agreement to Broker only to the extent explicitly required by specific provisions contained in this Agreement and shall not be responsible for any duties or obligations not specifically allocated to Pershing pursuant to this Agreement. Broker shall enter into appropriate contractual arrangements with customers on its own behalf, and such agreements shall make Broker, and not Pershing, responsible to customers for the provision of services. Broker shall not be deemed to be an agent of Pershing for any purpose, nor shall Pershing be deemed to have a fiduciary relationship with any of Broker’s customers. Broker acknowledges that Pershing does not control the business or operations of Broker.

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4.0	REPRESENTATIONS AND WARRANTIES

4.1 Broker. Broker represents and warrants that:

4.1.1 Corporation Duly Organized. Broker is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation.

4.1.2 Registration. Broker is duly registered and in good standing as a broker-dealer with the SEC.

4.1.3 Authority to Enter Agreement. Broker has all requisite authority, whether arising under applicable federal or state law or the rules and regulations of any regulatory or self-regulatory organization to which Broker is subject, to enter into this Agreement and to retain the services of Pershing in accordance with the terms of this Agreement.

4.1.4 Material Compliance with Rules and Regulations. Broker and each of its employees is in material compliance with, and during the term of this Agreement shall remain in material compliance with, the registration, qualification, capital, financial reporting, customer protection, and other requirements of every self-regulatory organization of which Broker is a member, of the SEC, and of every state to the extent that Broker or any of its employees is subject to the jurisdiction of that state.

4.1.5 No Pending Action, Suit, Investigation, or Inquiry. Broker has disclosed to Pershing every material action, suit, investigation, inquiry, or proceeding (formal or informal) pending or threatened against or affecting Broker, any of its affiliates, or any officer, director, or managing general securities principal or financial and operations principal of Broker, or their respective property or assets, by or before any court or other tribunal, any arbitrator, any governmental authority, or any self-regulatory organization of which any of them is a member. Broker shall notify Pershing promptly of the initiation of any action, suit, investigation, inquiry, or proceeding that may have a material impact on the capital of Broker.

4.1.6 Broker Responsibility. Broker shall be responsible for all internal operations related to its business including without limitation (i) all accounting, bookkeeping, record-keeping, cashiering, commodity transactions, or any other transactions not involving securities; or any matter not contemplated by the Agreement; (ii) preparation of Broker’s payroll records, financial statements, or any analysis thereof; (iii) preparation or issuance of checks in payment of Broker’s expenses, other than expenses incurred by Pershing on behalf of Broker pursuant to this Agreement; and (iv) payment of commissions to Broker’s sales personnel.

4.2 Pershing. Pershing represents and warrants that:

4.2.1 Duly Organized. Pershing is a Limited Liability Company duly organized, validly existing, and in good standing under the laws of the state of Delaware.

4.2.2 Registration. Pershing is duly registered and in good standing as a broker-dealer with the SEC and is a member firm in good standing of FINRA.

4.2.3 Authority to Enter Agreement. Pershing has all requisite authority, whether arising under applicable federal or state law, or the rules and regulations of any regulatory or self-regulatory organization to which Pershing is subject, to enter into this Agreement and to provide services in accordance with the terms of this Agreement.

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4.2.4 Compliance with Registration. Pershing and each of its employees is in material compliance with, and during the term of this Agreement shall remain in material compliance with the registration, qualification, capital, financial reporting, customer protection, and other requirements of every self-regulatory organization of which Pershing is a member, of the Securities and Exchange Commission (“SEC”), and every state.

5.0	ESTABLISHING AND ACCEPTING NEW ACCOUNTS

5.1 Acceptance of New Accounts. Broker shall be responsible for opening and approving new accounts in compliance with the Rules.

5.1.1 Pershing reserves the right to reject any account that the Broker may forward to Pershing as a potential new account for commercially reasonable reasons, including but not limited to, credit and reputational considerations. Pershing also reserves the right to terminate any account previously accepted by it as a new account.

5.2 Maintenance of Account Information. Pershing may rely without inquiry on the validity of all customer information furnished to it by Broker. Possession of any such documents or information, however provided, concerning Broker’s customers does not create a duty on the part of Pershing to review or understand the content of those documents.

5.3 Pershing Operations Manual. Broker acknowledges receipt and familiarity with the Pershing “Quick Reference Guide” and “Bulletins” and agrees to familiarize itself with any modifications or supplements to such documents that may be issued from time to time. Broker further agrees to abide by Pershing’s “Quick Reference Guide” and “Bulletins” and any modifications or supplements to such documents that may be issued from time to time and delivered or made available to Broker.

6.0	SUPERVISION OF ORDERS AND ACCOUNTS

6.1 Responsibility for Compliance. Broker shall be solely responsible for compliance with suitability, “Know Your Customer” rules, and other requirements of federal and state law and regulatory and self-regulatory rules and regulations governing transactions and accounts. Possession by Pershing of surveillance records, exception reports, or other similar data shall not obligate Pershing to review or be aware of their contents. Pershing shall not be required to make any investigation into the facts surrounding any transaction that it may execute or clear for Broker or any customer of Broker.

6.2 Compliance Procedures. Broker agrees to supervise compliance with the Rules. Broker shall review transactions and accounts to assure compliance with prohibitions against manipulative practices, insider trading, market timing and late trading of mutual fund shares and other requirements of federal and state law and applicable regulatory and self-regulatory rules and regulations to which Broker or its customer are subject. Without limiting the above, Broker shall be responsible for compliance with the supervisory requirements in Section 15(b)(4) of the Securities Exchange Act of 1934, as amended, FINRA Rule 3010, FINRA Rules 342, 351 and 431, and similar rules adopted by any other regulatory or self-regulatory agency or organization, to the extent applicable.

6.3 Knowledge of Customer’s Financial Resources and Investment Objectives. Broker shall comply with Rule 405(1) of FINRA or comparable requirements of similar rules of any other regulatory or self-regulatory organization to which Broker is subject. Broker shall obtain all essential facts relating to each customer, each cash and margin account, each order, and each person holding a power of attorney over any account, in order to assess the suitability of transactions (when required by applicable rules), the authenticity

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of orders, signatures, endorsements, certificates, or other documentation, and the frequency of trading. Broker warrants that, to the best of its knowledge, Broker will not open or maintain accounts for persons who are minors or who are otherwise legally incompetent and that Broker will comply with FINRA Rule 407 and other laws, rules, or regulations that govern the manner and circumstances in which accounts may be opened or transactions authorized.

6.4 Furnishing of Investment Advice. Broker shall be solely responsible for any recommendation or advice it may offer to its customers.

6.5 Discretionary Accounts. Broker shall be solely responsible for obtaining customer approval for and supervising discretionary accounts.

6.6 Obligations Regarding Certain Disclosures. Broker shall make any disclosures and obtain any agreements from its customers required by applicable law or regulation, including, without limitation, any disclosures or agreements required for margin, listed options, IPO’s, mutual funds, penny stocks, derivative securities, account transfers or conversions. The cost of making such disclosures or obtaining such agreements shall be borne by Broker.

7.0	EXTENSION OF NONPURPOSE CREDIT

7.1 Nonpurpose Credit. Pershing may, but is not required to, extend and maintain nonpurpose credit to customers of Broker not for purposes of purchasing, carrying, or trading in securities, but all extensions of credit to a customer will be deemed to be purpose credit subject to Regulation T unless, prior to extending the credit, Broker has furnished Pershing with an executed Federal Reserve Form T-4.

7.2 Nonpurpose Lending Requirements. Nonpurpose credit extended by Pershing shall be subject to nonpurpose lending requirements as established and modified by Pershing from time to time. Pershing reserves the right to refuse to extend nonpurpose credit without the actual receipt of the necessary underlying collateral and to impose a higher underlying collateral value requirement for a particular account when, in Pershing’s discretion, the past history or nature of the account or other factors or the securities held in it warrant such action. In all instances, Broker may require a lower loan advance rate to collateral value than imposed by Pershing for any particular account, group of accounts, or all accounts introduced by Broker to Pershing. In any case where Broker requests Pershing to extend nonpurpose credit upon control or restricted securities, pursuant to Rule 144 under the Securities Act of 1933, as amended, or otherwise; Broker shall submit to Pershing such documentation, agreements and information as shall be reasonably required by Pershing to decide to extend such credit. Any extension of nonpurpose credit so approved shall be subject to Pershing’s credit policies as shall be in effect from time to time.

7.3 Managed/advisory Accounts as Underlying Collateral

7.3.1 Managed/Advisory Account Eligible to Support Extension of Non Purpose Credit

Pershing may, but is not required to, allow accounts meeting the following criteria to participate in the non-purpose credit program and to be pledged by customers of Broker to support the extension of non-purpose credit:

a) Separately managed accounts managed by a third party money manager or managers,

b) Mutual fund wrap programs where the Broker acts as Corporate Registered Investment Advisor (“RIA”)

c) Advisory programs where Broker acts as Corporate RIA

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d) Advisory programs where a Turnkey Asset Management Provider (TAMP) acts as Corporate RIA,

e) Advisory programs where an individually registered RIA manages clients’ assets on a fully discretionary basis.

f) Advisory programs where Representatives of Broker have the ability to adjust the actual client investments, on a discretionary basis, within a set of parameters set forth, approved and overseen by the Corporate RIA (the Corporate RIA maintains the ADV agreement with the end customer).

7.3.2 Utilization of Managed/Advisory Accounts as Underlying Collateral. Broker will be responsible for ensuring that managed/advisory account(s) pledged to support the extension of non purpose credit continue to meet the requirements of a managed/advisory account at all times. Accounts listed on the Federal Reserve Form T4 will be recognized by Pershing as separately managed/advisory accounts. In the event that a managed/advisory account(s) pledged to support the extension of non purpose credit cease to be classified as a managed/advisory account(s), the Broker agrees to notify Pershing immediately and take the necessary actions to ensure compliance with Regulation T. Upon such notification, Pershing may, but is not required to maintain the pledge relationship.

In the event the Broker fails to take necessary actions to ensure compliance with Regulation T, Pershing may remove the managed account from the non-purpose credit program and may require immediate full payment of the loan. In the event that the removal from the program or the requirement of immediate full payment of the loan results in a margin call, the Broker shall be responsible for taking the necessary actions to satisfy the margin call as prescribed in the Agreement.

7.4 Underlying Collateral Maintenance and Compliance with Regulation T and SEC Rule 15c3-3(m).

7.4.1	Initial Underlying Collateral. Broker shall be responsible for the initial underlying collateral requirement for any extension of nonpurpose credit until such initial underlying collateral has been received by Pershing in acceptable form.

7.4.2	Underlying Collateral Calls. After the initial underlying collateral for an extension of nonpurpose credit has been received, subsequent underlying collateral calls may be made by Pershing at its discretion. Pershing shall calculate the maintenance requirement and notify Broker of any amounts due. Broker shall be responsible for issuing the underlying collateral call to its customer and obtaining the amount due directly from Broker’s customer. If Broker fails to take the appropriate action, Pershing reserves the right to collect the amount due directly from Broker’s customer. Broker agrees to cooperate with Pershing in complying with and obtaining underlying collateral in response to such calls.

7.4.3	Actions Upon Failure to Meet Underlying Collateral Calls or Deliver Securities. In the event that satisfactory underlying collateral is not provided within the time specified by Pershing, or securities sold are not delivered as required, Pershing may take such actions as Pershing deems appropriate, including, but not limited to, entering orders to buy in or sell-out. Broker shall cooperate with Pershing by entering orders to buy-in or sell-out securities. Compliance with a request to withhold action shall not be deemed a waiver by Pershing of any of its rights under the Agreement.

7.5	Charging of Interest and Disclosures Pursuant to Rule 10b-16. Interest charged with respect to the extension of nonpurpose credit shall be determined in accordance with Schedule A attached to this Agreement. Broker shall send each customer a written disclosure statement, in a form acceptable to Pershing, at the time of the extension of nonpurpose credit as required by SEC Rule 10b-16.

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7.6 Unsecured Debits. Pershing shall charge against the accounts of Broker an amount equal to the value of any unsecured debit (on a “mark to market” basis) in a customer account if that position has not been promptly resolved by payment or delivery. Any remaining debit may be charged against Broker pursuant to Pershing’s right to offset in the Agreement.

7.7 Equal Credit Opportunity Act (“ECOA”). In all cases, the introducing Broker/Dealer shall abide by all Federal Law rules & regulations as it pertains to the (“ECOA”). More specifically, this law is designed to prohibit discrimination in the extension or terms of credit to creditworthy applicants on any one of the following “prohibited bases”: race, color, religion, national origin, sex, marital status, or age (provided that the applicant has the capacity to contract) or on the basis that all or part of applicant’s income is derived from a public assistance program or the fact that the applicant has, in good faith, exercised any “rights” under the Consumer Credit Protection Act, of which (“ECOA”) is a part. Under (“ECOA”) and Regulation B, the introducing Broker/Dealer may not discriminate against any applicant on a prohibited basis “regarding any aspect of a credit transaction”.

7.8 Deduction or Withholding for Tax. All payments made by a borrower, who participates in Pershing’s non-purpose credit program, shall be made without any deduction or withholding for or on account of any tax imposed by any laws, other than US state or federal laws, applicable to any payment under this agreement (“Local Laws”). The undersigned shall indemnify Pershing against any tax levied or imposed upon Pershing by Local Laws in respect of any payment under this agreement in the event such tax is not otherwise paid.

8.0	MAINTENANCE OF BOOKS AND RECORDS

8.1 Stock Records. Pershing shall maintain stock records and other prescribed books and records of all transactions executed or cleared through it. Unless otherwise required by law, Pershing shall have no obligation to maintain, or make available to Broker, such books and records after termination of this Agreement. If, however, Pershing does make such books and records available to Broker after the termination of this Agreement, Broker shall reimburse Pershing for its costs and expenses in retrieving such books and records.

8.2 Regulatory Reports and Records. Broker shall prepare, submit, and maintain copies of all reports, records, and regulatory filings required of Broker by any entity that regulates it, including, but not limited to, copies of all account agreements and similar documentation obtained pursuant to Paragraph 5 of this Agreement and any reports and records required to be made or kept under the Currency and Foreign Transactions Reporting Act of 1970, (the “Bank Secrecy Act”), and any rules and regulations promulgated pursuant thereto.

8.3 ANTI-MONEY LAUNDERING, OFFICE OF FOREIGN ASSETS CONTROL, AND ANTI-TERRORIST FINANCING OBLIGATIONS

8.3.1 Broker’s Responsibilities:

a. Anti-Money Laundering Obligations. Broker hereby agrees and acknowledges that it is obligated to and hereby represents and warrants that it now does and will continue to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on Broker by laws or regulations, to know its customers, their source and use of funds, and to monitor for and identify suspicious activity.

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b. Anti-Money Laundering Program. Broker represents and warrants that it has established and maintains an anti-money laundering program, consisting of, at a minimum, written internal policies, procedures and controls including a means for monitoring and identifying suspicious activity, the designation of an anti-money laundering compliance officer (whose identity shall be made known to Pershing and FINRA), an ongoing employee training program, an independent audit function to test such programs annually, and any additional requirements set forth in the rules of any self-regulatory organization of which Broker is a member. Broker will allow Pershing access to such information as Pershing deems necessary in order for Pershing to test Broker’s adherence to Broker’s anti-money laundering program. To the extent the testing would be conducted at Broker’s office, Pershing needs to provide Broker with reasonable prior notice (at least three business days) and the testing needs to be done on a business day and during regular business hours.

8.3.2 Broker to File CTRs and Provide Copies to Pershing. Broker is responsible for filing currency transaction reports (“CTRs”) and will provide a copy of all such reports to Pershing at the same time as they are filed in accordance with applicable regulations.

a. Suspicious Activity Reports. Broker shall be responsible for reviewing for suspicious activities and filing suspicious activity reports on Form SAR-SF and shall coordinate such filing with Pershing. Broker shall, as soon as practical after identifying a suspicious activity and in any event prior to filing a suspicious activity report on SAR-SF, notify Pershing’s Anti-Money Laundering Compliance Officer and shall communicate with Pershing about the transaction for purposes of sharing information about the transaction and determining whether Broker or Pershing shall file the SAR-SF, unless such sharing of information is prohibited by law. Broker will provide Pershing with copies of all SAR-SFs and other communications it files with respect to accounts held at Pershing, unless prohibited by law. In addition, Broker shall promptly notify Pershing regarding any account activity Broker reasonably believes to be suspicious, not legitimate, not having a reasonably apparent explanation, or could support the filing of a Form SAR-SF.

b. Other Transaction Reports. Prior to filing any report with the Treasury Department, the IRS, the U.S. Customs Service or any regulatory body or organization relating to the reporting of currency transactions or the transfer of currency or monetary instruments into or outside of the United States, including, but not limited to, CTRs, CMIRs and SAR-SFs, Broker shall notify Pershing’s Anti-Money Laundering Compliance Officer (unless such notification is prohibited by law) and cooperate with Pershing as Pershing may deem appropriate. Broker will provide Pershing with copies of all reports and other communications with respect to accounts held at Pershing that Broker files with the Treasury Department, the IRS, the U.S. Customs Service, or any regulatory body or organization relating to the reporting of currency transactions, the transfer of currency or monetary instruments into or outside of the United States, or in regard to any suspicious activity, including, but not limited to, CTRs, CMIRs and SAR-SFs, unless the provision of such reports or communications is prohibited by law.

8.3.3. Reports by Pershing. Pershing has the obligation and reserves the right to make and file such suspicious activity or other reports as listed in Paragraph 8.3.2 when it deems it necessary or appropriate; and Broker recognizes that when Pershing does so, Pershing does not thereby assume any responsibility for making and filing reports on behalf of Broker or relieve Broker of its own responsibility for making and filing reports as necessary under U.S. or other laws and regulations. Pershing will provide Broker a copy of any such report that relates to an account of the Broker or a customer of the Broker, unless prohibited by law from doing so.

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8.3.4. Restrictions and Conditions on Certain Accounts. Broker hereby agrees and acknowledges that it is obligated to comply with restrictions and conditions on opening and accepting certain accounts, including but not limited to, the following:

a. Know Your Customer and Government List Obligations, Including OFAC. At the time of the opening of any new account, Broker must obtain sufficient information (but no less than the minimum required under Section 326 of the USA PATRIOT Act) from its customer in order to reasonably identify and verify the identity of the client and the source of the client’s funds. Broker also must satisfy itself that opening the account would not violate the provisions of various Executive Orders and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or be subject to other restriction based on such relevant government lists as may be published from time to time. Broker will immediately inform Pershing of the existence of any account subject to an OFAC or government list restriction. Pershing uses interdiction software and will provide such relevant information as may from time to time be available to assist Broker in detecting possible OFAC and government list violations.

b. Non-Resident Alien Accounts Carried Directly or Through an Investment Advisor. For any account opened for a non-resident alien, Broker shall record the customer’s passport number and obtain a copy of the government document used to verify the individual’s identity at the time the account is opened. Broker shall also obtain a copy of a passport or other governmental identification for any of the following: the grantor/settlor of a foreign trust; and any beneficial owner of an offshore corporate account if: (1) the account is a personal holding company or private investment company; or (2) the beneficial owner of the entity which maintains the account holds more than a 10% interest in the entity. Broker shall not open any introduced account for a personal holding company or private investment company if one or more beneficial owners are U.S. persons. With respect to those accounts involving registered investment advisers, Broker shall obtain, record and verify information as outlined above about the adviser’s customer, including ascertaining the identity of each beneficial owner, of any such account prior to opening the account unless Broker has ascertained that the investment adviser meets the exception set forth in SEC No Action letter dated February 13, 2004 relating to reliance on investment advisers or other SEC guidance applies.

c. Restrictions on Numbered Accounts. Broker will not establish or maintain specially coded or numbered accounts.

d. Source and Use of Funds. Broker will use reasonable efforts to ascertain that the source of a customer’s funds are purportedly from customer, the customer is not engaged in unlawful activities, the assets being invested have been legitimately obtained, and any disbursements to a customer or third party are for legitimate purposes.

e. Transaction Reports and Transaction Monitoring Systems. In order to detect suspicious activity, Broker shall utilize the transaction reports and transaction monitoring systems provided by Pershing or shall otherwise perform its own transaction monitoring in order to detect suspicious activity.

f. CIP. In order to induce reasonable reliance by Pershing on Broker with respect to Broker’s customer identification program (“CIP”), Broker represents and warrants: (1) it has a written CIP consistent with Section 326 of the USA PATRIOT Act and the rules thereunder; (2) it is subject to a rule implementing 31 U.S.C. 5318(h); (3) it is regulated by a Federal functional regulator as that term is defined under 31.C.F.R. § 103.120(a)(2); and (4) it will certify annually to Pershing that it has implemented an anti-money laundering program and will perform the requirements set forth in Broker’s written CIP.

g. Shell Bank Accounts, Foreign Bank Accounts, and Private Banking Accounts. Broker, working in conjunction with Pershing, shall implement the provisions of sections 312, 313, and 319 of the USA PATRIOT Act as set forth in Informational Bulletins disseminated by Pershing from time to time. Copies of all certifications obtained by Broker shall be forwarded to Pershing.

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8.3.5 Pershing’s Responsibilities:

a. Anti-Money Laundering Obligations. Pershing hereby agrees and acknowledges that it is obligated to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on Pershing, and that it is responsible to combat money laundering and terrorist financing. Pershing shall (1) make available to Broker such information as it may from time to time recognize as potentially useful through use of Pershing’s various interdiction monitoring tools to assist Broker in detecting possible money laundering and terrorist financing schemes, and (2) conduct various manual and systematic screenings to assist Broker in order to detect suspicious activity and OFAC and other government list violations. The actual systems and tools used for these purposes may vary from time to time, at Pershing’s discretion.

b. Anti-Money Laundering Program. Pershing has established and shall continue to maintain an anti-money laundering compliance program in accordance with § 352 of the USA PATRIOT Act as well as FINRA and FINRA rules. Pershing further represents and warrants: (1) it has written anti-money laundering policies and procedures including procedures to identify and report suspicious activity; (2) it has a designated Anti-Money Laundering Compliance Officer (whose identity has been made known to Broker and FINRA); (3) it provides continuous anti-money laundering training to its employees; and (4) its anti-money laundering program is independently audited on an annual basis.

c. Transaction Reports. Pershing shall provide Broker with anti-money laundering and other activity reports that can be used to detect suspicious activity in order to assist Broker to meet its obligations. Pershing will offer training in the use of such reports. Pershing will also, upon request, provide Broker with relevant information in Pershing’s possession that the Broker needs in order to file various required reports, including Forms CTR, CMIR, and SAR-SF and will provide such further assistance as may be required in the filing of such reports.

d. Transaction Monitoring Systems. Pershing shall make available to Broker various information pertinent to Broker’s anti-money laundering efforts, including certain systematic transaction monitoring tools such as The Rules EngineTM anti-money laundering rules. Pershing will provide training in the use of such system to assist Broker in detecting suspicious activity and in screening electronic customer account data stored by Pershing on behalf of Broker against various databases through third-party service providers, for purposes of detecting names of OFAC prohibited individuals, entities in countries and other adverse information about the customer (“negative verification”).

e. Notification if Pershing Detects Suspicious Activity. Through its trained employees and the use of automated systems, Pershing will review for (including, but not limited to, the items set forth in f through j below) and may detect suspicious activity utilizing a risk-based approach. Pershing’s review does not relieve Broker of its own responsibilities to review for suspicious activity which may involve the use of reports and systems listed in c and d above. In such circumstances when Pershing detects suspicious activity, Pershing will contact Broker about the transaction for purposes of sharing information about the transaction, unless Pershing believes that Broker itself may be engaged in suspicious activity or Pershing would be prohibited by law from sharing with Broker information about the suspicious transaction. Nothing in this Paragraph shall be read to prohibit Pershing from filing its own suspicious activity and other reports, as it believes necessary or appropriate. Broker shall take such steps as Pershing may reasonably request in connection with any potential suspicious activity in an account, including closing the account.

f. Incoming FedWires. For all incoming federal fund wires (“FedWires”), Pershing shall initially check relevant information, including the remitter’s name, address, and account number, and the originating bank’s name and address (to the extent provided on an incoming wire) to detect possible OFAC restrictions.

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g. Outgoing FedWires for Third Parties. Requests for third-party wires are processed by Pershing on an exception basis using a risk-based approach. When allowed, for outgoing FedWires ordered to the delivery of a person or entity other than the account holder, Pershing shall review relevant information, including the payee’s name, address, and account number, and the recipient bank’s name and address, to detect possible violations of OFAC restrictions.

h. Incoming Securities. For securities received, Pershing shall review the names of the specified holder of the security to detect possible violations of OFAC restrictions in those circumstances when the registration on the security received is different than the name on the account into which the securities are deposited.

i. Outgoing Securities for Third Parties. For outgoing securities to third parties, Pershing shall check the names and addresses of the third party to whom the security is to be delivered to detect possible violations of OFAC restrictions.

j. Systematic Daily Screening, Government Lists Including OFAC. On a daily basis, Pershing shall compare all new accounts opened on its systems and all substantial changes made to account data resident on its systems to determine if any such new or changed account may be subject to an OFAC or other designated government list. In addition, Pershing shall compare its existing customer database to added restrictions as may be published by the Federal Government from time to time. Further, periodically Pershing shall compare its existing customer database to the existing OFAC government lists. In the event that Pershing’s comparisons indicate that an account may be subject to an OFAC or government list restriction, Pershing will notify Broker if it believes there is a match. Broker shall cooperate fully with Pershing to determine whether, in fact, the account is subject to any such restriction. Broker will cooperate with Pershing in implementing any such action as may be determined by Pershing to be necessary or appropriate. Broker acknowledges that Pershing may rely on a third-party vendor to provide current OFAC and other government restricted list data, and Pershing shall not be held liable for any errors or omissions caused by such third-party vendor.

k. Funds Transfer Rule and Travel Rule. Pershing represents it has systems designed to comply with the electronic transfer of funds rules, specifically the “Funds Transfer Rule” and the “Travel Rule,” 31 C.F.R. 103.33(f) and (g), when processing disbursements on behalf of Broker. Pershing shall comply with these rules based on information provided by Broker.

8.3.6 Bulletins and Other Informational Memoranda. Pershing shall from time to time issue Bulletins or other informational memoranda to Broker setting forth Pershing’s policies and procedures regarding anti-money laundering and terrorist financing. Broker agrees to become familiar with such Bulletins and informational memoranda and to abide by them.

8.3.7 Cooperation. Consistent with Section 314(b) of the USA PATRIOT Act and this Agreement, Broker and Pershing shall cooperate with each other and exchange information to assist each other in detecting money laundering and terrorist financing. Broker and Pershing shall each submit to FinCEN the notice set forth in 31 CFR Part 103.110(b)(2) and shall renew such notice each year. Each instance of information sharing shall constitute a confirmation by Broker to Pershing and by Pershing to Broker that the requisite notice has been filed. Pershing and Broker agree to consult with each other from time to time on each other’s anti-money laundering responsibilities.

8.3.8 No Party to Cause Violation by the Other. Neither Pershing nor Broker shall knowingly take any action to cause the other party to be in violation of any anti-money laundering laws or regulations.

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9.0	RECEIPT AND DELIVERY OF FUNDS AND SECURITIES

9.1 Receipt and Delivery of Funds and Securities.

9.1.1 Cashiering Functions. Pershing shall perform cashiering functions for accounts introduced by Broker. These functions shall include receipt and delivery of securities; receipt and payment of funds owed by or to customers; and provision of custody for securities and funds. Broker shall provide Pershing with the data and documents that are necessary or appropriate to permit Pershing to perform its obligations under this Paragraph, including but not limited to copies of records documenting receipt of customers’ funds and securities received directly by Broker. Such data and documents must be compatible with the requirements of Pershing’s data processing systems.

9.1.2 Purchases. Broker shall be responsible for purchases (including transactions on a “when issued” basis) made for customers until actual and complete payment has been received by Pershing. Broker shall not introduce accounts requiring settlement on a “delivery versus payment” or “receive versus payment” basis unless such account utilizes the facilities of a securities depository or qualified vendor as defined in FINRA Rule 387 for all depository eligible transactions.

9.1.3 Sales. Broker shall be responsible for sales (including those on a “when issued” basis), until Pershing has received, in acceptable form, the securities involved in the transaction. If Pershing does not receive delivery of securities in an acceptable form, Pershing may buy-in all or part of the securities.

9.1.4 Funds and Securities Received by Broker. Broker shall promptly deposit with Pershing funds or securities received by Broker from its customers, together with such information as may be relevant or necessary to enable Pershing to record such remittances and receipts in the respective customer accounts.

9.1.5 Failure to Settle or Pay. In the event of a failure to timely deposit required funds or securities, Pershing may take appropriate remedial action. Without waiving or otherwise limiting its right to take other remedial action, Pershing may at its option charge interest at rates as agreed in Schedule A (“Fully Disclosed Pricing Schedule”) to this Agreement. Broker may pass such charges on to its customers but Broker remains responsible therefor until actually paid.

9.1.6 Check Writing Authority. Pershing may, but is not required to, authorize certain of Broker’s employees to sign checks to Broker’s customers for amounts due to, and requested by them, with respect to their accounts. Broker shall designate, in writing, the names of any employees it wishes to receive the authorization described in this Paragraph. All checks must be signed by two employees who have received written authorization from Pershing. No check or checks totaling more than $100,000 shall be provided to any customer by Broker on the same business day. All expenses incurred in connection with the issuance of checks under the authority described in this Paragraph shall be charged to Broker. Broker remains responsible for the disbursement and delivery of such checks to its customers. Any lien on the customer’s property granted by the customer to Broker or Pershing shall extend to any funds which may be segregated in a separate account in connection with the exercise of the authority described in this Paragraph. Broker has established, and shall maintain and enforce, supervisory procedures with respect to the issuance of such instruments that are satisfactory to Pershing.

9.2 Restricted and Control Stock Requirements. Broker shall be responsible for determining whether any securities held in Broker’s or its customer accounts are restricted or control securities as defined by applicable laws, rules, or regulations. Broker is responsible for assuring that orders and other transactions executed for such securities comply with such laws, rules, and regulations.

9.3 Corporate Action Requests/Soliciting Dealer Agreements. Broker requests and authorizes Pershing to execute as Broker’s agent-in-fact any and all Soliciting Dealer Agreements (except as provided in Paragraph 13.8) for corporate actions involving

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securities or other interests held by Broker’s customers on the books of Pershing. Pershing agrees to provide a written advice of the pending corporate action to Broker at its designated locations. Pershing further agrees to collect and submit corporate action requests from Broker and submit them to the soliciting party in accordance with the instructions received from the soliciting party. Pershing agrees to use commercially reasonable efforts to communicate corporate action information to Broker and, where applicable, Broker’s customers, but shall not be liable for a) any delays in the communication of corporate action information or b) delays in the transmission of collected corporate action requests to the soliciting party unless caused by Pershing’s gross negligence. All fees received from the soliciting party will be credited to Broker. In consideration of providing this service to Broker, Broker agrees to indemnify and hold harmless Pershing, its affiliates, officers, agents and employees from all claims, suits, investigations, damages and defense costs (including reasonable attorney’s fees) that arise in connection with this Paragraph.

10.0	SAFEGUARDING OF FUNDS AND SECURITIES

Except as otherwise provided in this Agreement, Pershing shall be responsible for the safekeeping of all money and securities received by it pursuant to this Agreement. However, Pershing will not be responsible for any funds or securities delivered by a customer to Broker until such funds or securities are actually received by Pershing or deposited in bank accounts maintained by Pershing.

11.0	CONFIRMATIONS AND STATEMENTS

11.1 Preparation and Transmission of Confirmations and Statements. Pershing shall prepare confirmations and summary periodic statements and shall, to the extent required by the Rules, transmit them to customers and Broker in a timely fashion except to the extent the parties agree in writing that Broker may transmit confirmations to customers. Confirmations and statements shall be prepared on forms disclosing that the account is carried on a fully-disclosed basis for the Broker in accordance with applicable rules, regulations, and interpretations. Broker will have the ultimate responsibility for compliance with the prospectus delivery requirements of the Securities Act of 1933, as amended, regardless of its retention of a prospectus fulfillment service to perform delivery of same.

11.2 Examination and Notification of Errors. Broker shall examine all confirmations, statements, and other reports in whatever medium provided to Broker by Pershing. Broker must notify Pershing of any error claimed by Broker in any account; as to purchase and sales transactions prior to settlement date and as to all other transactions within the time in which Pershing is able to, without violating applicable law, reverse the transaction. If Broker fails to do so, Broker shall be deemed to have waived its right to make any claim against Pershing with respect to such error.

12.0	ACCEPTANCE AND EXECUTION OF TRANSACTIONS

12.1 Responsibility to Accept or Reject Trades. Pershing shall execute transactions in customers’ accounts and release or deposit money or securities to or for accounts only upon Broker’s instructions. Pershing reserves the right to accept written or oral transaction orders from Broker’s customers in circumstances where it determines that either (i) the customers are unable to execute those transactions through Broker or (ii) Pershing is required to do so by applicable or relevant law. Notwithstanding any instructions to the contrary, Pershing may, after notifying Broker orally or in writing: (i) refuse to confirm a transaction or cancel a confirmation; (ii) reject a delivery or receipt of securities or money; (iii) refuse to clear a trade executed by Broker; or (iv) refuse to execute a trade for the account of a customer or Broker.

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12.2 Responsibility for Errors in Execution. Broker shall be responsible for transmission to Pershing of all orders and for any errors in the Broker’s recording or transmission of such orders.

12.3 Best Execution. In accordance with the Rules, Pershing will provide best execution on all transactions routed to the desk of Pershing or of a Pershing affiliate.

13.0	OTHER OBLIGATIONS AND RESPONSIBILITIES OF BROKER

13.1 Other Clearing Agreements. During the term of this Agreement, Broker shall not enter into any other similar agreement or obtain the services contemplated by this Agreement from any other party or supply the services contemplated by the Agreement without prior written consent of Pershing, with the exception of Broker’s current agreement with First Clearing, LLC (FCC). Notwithstanding the foregoing, this provision does not apply in connection with any account of Broker that is advised by any BNY Mellon Asset Management affiliates. Broker may execute and clear transactions at any clearing broker for any of Broker’s account(s) advised by BNY Mellon Asset Management affiliates. Additionally, in the event Broker acquires a broker dealer clearing somewhere other than Pershing, Pershing will grant Broker a period of time not to exceed 24 months to transition the customer assets of the acquired broker dealer to Pershing.

13.2 Disciplinary Action, Suspension, or Restriction. If Broker or any of its affiliates, or any officer, director, or managing general securities principal or financial and operational principal of Broker, becomes subject to disciplinary action, suspension, or restriction by a federal or state agency, stock exchange, or regulatory or self-regulatory organization having jurisdiction over Broker or Broker’s securities or commodities business, Broker shall give notice to Pershing immediately, orally and in writing, and provide Pershing a copy of any decision relating to such action, suspension, or restriction. Pershing may take any action it reasonably deems to be necessary (i) to assure that it will continue to comply with all applicable legal, regulatory, and self-regulatory requirements, notwithstanding such action, suspension, or restriction; and (ii) to comply with any requests, directives, or demands made upon Pershing by any such federal or state agency, stock exchange, or regulatory or self-regulatory organization.

13.3 Provision of Financial Information. Broker shall furnish Pershing copies of FOCUS Reports, financial statements for the current fiscal year, the executed Forms X-17a-5 (Parts I and IIA) filed with the SEC, any amendments to Broker’s Form BD, and any other regulatory or financial reports Pershing may from time to time require. Broker shall provide such reports to Pershing at the time Broker files such reports with its primary examining authority.

13.4 Executing Brokers. If Broker wishes to act as an “Executing Broker” as such term is understood in that certain letter dated January 25, 1994, from the Division of Market Regulation of the SEC, as the same may be amended, modified or supplemented from time to time (the “No-Action Letter”), then all terms herein shall have the same meaning as ascribed thereto either in the Agreement or in the No-Action Letter as the sense thereof shall require. Broker may, from time to time, execute trades (either directly or through Pershing) for Prime Brokerage Accounts in compliance with the requirements of the No-Action Letter. (The No-Action Letter requires, inter alia, that a contract be executed between Pershing and Prime Broker, and between Broker and Prime Brokerage Customer prior to the transaction of any business hereunder.) Broker shall promptly notify Pershing, but in no event later than 5:00 p.m. New York time, of trade date in a mutually acceptable fashion, of such trades in sufficient detail for Pershing to be able to report and transfer any trade executed by Broker on behalf of a Prime Brokerage Account to the relevant Prime Broker. Broker understands and agrees that if Prime Broker shall disaffirm or “dk” any trade executed by Broker on behalf of a Prime Brokerage Account, Broker shall open an account for such Prime Brokerage Account in its range of accounts and shall transfer or deliver the trade to such account at the risk and expense of Broker to the same extent as for any account introduced by Broker pursuant to this Agreement.

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Broker understands and agrees that all Prime Brokerage Accounts shall be conducted in accordance with the requirements of the No-Action Letter and any relevant agreement between Broker and a Prime Brokerage Customer or between Pershing and relevant Prime Broker. Broker further agrees to supply Pershing with such documents, papers and things, which from time to time are reasonably required by Pershing to carry out the intention of this Paragraph. Broker agrees that it shall know its customer, obtain appropriate documentation, including new account form, conduct its own credit check and determine the availability of shares as required for processing of any short sales. Broker shall maintain facilities to clear any disaffirmed trades.

13.5 Protection of Intellectual Property. Broker shall use all reasonable efforts to preserve and protect Pershing’s and its affiliates’ patent, trade secret, copyright and other proprietary rights in Pershing’s or its affiliates’ products, services, trademarks and tradenames, at least to the same extent used by Broker to preserve and protect its own proprietary data or information and to notify Pershing of any action by any third party known by Broker to constitute an infringement of Pershing’s or any of its affiliates’ proprietary rights and to cooperate with Pershing in protecting such rights. Without limiting the foregoing, and subject to the permission required by Paragraph 22 hereof, Broker shall note Pershing’s or its affiliates’ patent, trade secret, copyrights, trademarks and trade names when Broker makes reference to or distributes products or services provided by Pershing or its affiliates, as applicable.

13.6 Currency Fluctuation. If Broker directs Pershing to enter into any transaction to be effected on any securities exchange or in any market on which transactions are settled in a foreign currency, (i) any profit or loss arising as a result of a fluctuation in the rate of exchange between such currency and the United States Dollar shall be entirely for Broker’s account and risk, (ii) all initial and maintenance margin deposits required or requested by Pershing shall be in the currency required by the applicable marketplace or clearing agency in such amounts as Pershing in its sole discretion may require, and (iii) Pershing is authorized to convert funds in the Account into and from such foreign currency at rates of exchange prevailing at the banking or other institutions (including affiliated financial institutions including The Bank of New York with which Pershing normally does business.)

13.7 Execution Away from Pershing. Subject to the written approval of Pershing, Broker may place for execution with firms other than Pershing orders for its customers’ accounts to the extent Broker determines that such action is necessary to meet Broker’s duty to obtain best execution for customer orders. Pershing will have no responsibility for the transmission or execution of any such orders, and Broker agrees to assume full responsibility for resolving any disputes and for bearing any losses resulting from transactions with firms with which Broker executes, giving up Pershing for clearance. Broker also agrees that, with respect to any such orders, it will report executions promptly to Pershing for clearance in accordance with Pershing’s procedures. Broker may direct a minority (less than 10%) of its trades for execution through NITE without further written approval of Pershing.

13.8 Mutual Fund Shares. Broker shall be responsible for obtaining and executing dealer agreements with any principal underwriter for mutual funds from which Broker seeks to purchase mutual fund shares for its Customers’ accounts. Broker shall provide copies of such agreements to Pershing upon Pershing’s request.

14.0	OTHER OBLIGATIONS AND RESPONSIBILITIES OF PERSHING

14.1 Use of Third-Party Services. Subject to Paragraph 17 hereof, Pershing may, at its reasonable option, and consistent with common industry practice, retain one or more independent data processing or other service bureaus to perform functions (including, but not limited to, pricing services or proxy mailing services) assigned to Pershing under this Agreement.

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14.2 Tax Withholding. Broker hereby agrees to take necessary measures to comply with the income tax withholding requirements of Section 3406 and Sections 1441 through 1446 (the nonresident alien withholding requirements) of the Internal Revenue Code of 1986, as amended (“IRC”) with respect to its customer accounts. Broker agrees to furnish to Pershing any tax information, e.g., taxpayer identification numbers and certifications provided by the customer on IRS Forms W-8, W-8BEN, W-8IMY, W-8EXP, W-8ECI, W-9, or any acceptable substitute in its possession relating to each customer account transferred to Pershing and to each future customer account opened. Broker acknowledges that Pershing will rely on such information for purposes of determining Pershing’s obligation to withhold federal income tax pursuant to Sections 1441 through 1446 and 3406 of the Internal Revenue code. Broker hereby authorizes Pershing to employ any procedures permitted under applicable law or regulation to achieve compliance with its withholding obligations under federal income tax law.

14.3 Retirement Account Distributions. For retirement accounts for which Pershing makes designated distributions pursuant to Section 3405 of the IRC or any successor provision thereto, Broker shall (1) obtain customer authorization to execute Form W-4P (or an acceptable substitute) on behalf of such customer, and (2) electronically provide such Form W-4P or a copy thereof to Pershing.

15.0	ORDER AUDIT TRAIL SYSTEM (OATS)

Pursuant to FINRA Rules 6950 through 6957 (Order Audit Trail System (“OATS”) Rules) and the OATS Reporting Technical Specifications, it is hereby agreed between Broker and Pershing that Pershing shall synchronize Pershing system clocks in accordance with the National Institute of Standards and Technology clock and periodically monitor such clocks for performance within any deviation time frame tolerance level permitted by the OATS Rules.

Unless otherwise directed in writing by Broker, Pershing will record and transmit to FINRA, on Broker’s behalf, all order information that is required to be recorded pursuant to the OATS Rules and the OATS Technical Specifications (including any modifications thereto) (the “Order Information”) for orders entered on or linked to Pershing’s proprietary electronic order entry systems (including Trade Order Processing System, BrokerView Order Entry, BrokerView Direct Order, NetExchange ProTM, NetExchange ClientTM, Telexchange ProTM, and Telexchange ClientTM and any other electronic order entry system as Pershing may develop and implement from time to time) (collectively “the Front-End Products”) and routed to a market using Pershing’s routing routine. Pershing will also record and transmit to FINRA information that is received via the Front-End Products by Pershing in connection with modification or cancellation of any Order Information previously entered into the system.

Unless specifically agreed to in writing, Pershing will not capture information or transmit Order Information for orders that are not entered on the Front-End Products or called in for execution or where Pershing does not determine the order routing routine.

For trades not entered on Front-End Products, Broker is responsible for providing information necessary for Pershing to report on Broker’s behalf. Broker agrees that Pershing may pass any out-of-pocket costs associated with development and/or maintenance of this system on to Broker.

Broker acknowledges and agrees that Pershing shall not be responsible for any Order Information that is not received by Pershing.

Pershing shall be responsible for repairing any rejections of OATS data it receives or is made aware of for data Pershing previously reported to the OATS reporting authorities. Broker agrees to notify Pershing of any rejection of OATS data that it receives or is made aware of for data previously reported to the OATS reporting authorities by Pershing.

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Notwithstanding the foregoing, nothing contained herein shall relieve Broker of its reporting obligations under paragraph (c)(3) of OATS Rule 6955.

16.0	TRANSMISSION OF ORDERS TO PERSHING AS PRIME BROKER

16.1 General Broker Functions. Broker may, from time to time, collect and transmit to Pershing orders and other instructions to Pershing from Broker’s prime brokerage customers (“Prime Brokerage Orders”) and provide Pershing with such reports, data and services as Pershing requires in order to act as prime broker with respect to such Prime Brokerage Orders, consistent with the SEC No-Action Letter dated January 25, 1994 (“No-Action Letter”) and applicable rules and regulations.

16.2 Trading Activity Functions. Broker shall perform the following functions as introducing firm for its prime brokerage customers:

a.	Report all trading activity for the accounts of Broker’s prime brokerage customers (whether executing with Pershing or away) to Pershing via iPartner, NetExchange Advisor (or other agreed upon method) on trade date by a time to be determined by Pershing and Broker from time to time.

b.	Assure that access to iPartner is limited to authorized persons only.

c.	Accept, via electronic mail (or telephone) on T+1, information regarding all trade breaks and respond to the Investment Management Services (“PIMS”) group of Pershing regarding resolution of such trade breaks by 12:00 noon (NYC time) on T+1.

d.	Obtain pre-approval from Pershing for any short sales directed by Broker’s prime brokerage customers.

e.	Provide all information to Pershing related to the eligibility of any of Broker’s customers to receive or to continue to receive prime brokerage services.

16.3 Other Prime Brokerage Functions. Broker shall perform the following additional functions as introducing firm for its prime brokerage customers:

a.	Obtain and deliver to Pershing an executed Prime Brokerage Client Agreement in substantially the form provided by Pershing to Broker, for each prime brokerage customer of Broker.

b.	Obtain and deliver to Pershing an executed Prime Brokerage Investment Advisor Agreement in substantially the form provided by Pershing to Broker, for any investment advisor with discretion over an account of a prime brokerage customer of Broker (the “Investment Advisor”).

c.	Deliver to Pershing for acceptance or rejection the name of, and any information requested by Pershing regarding, each Executing Broker that Broker proposes to utilize to execute prime brokerage trades. Broker acknowledges that Pershing does not select any Executing Broker, and makes no representation regarding the financial condition or ability of any Executing Broker.

d.	Obtain and deliver to PIMS an executed Schedule A for each prime brokerage agreement between Pershing (as Prime Broker) and each Executing Broker accepted by Pershing, showing each prime brokerage customer of Broker for whose Account Prime Brokerage Orders will be placed and, thereafter, deliver to PIMS executed Forms 1 to Schedule A to reflect additions and deletions of prime brokerage customers as appropriate.

e.	Perform any other functions reasonably requested by Pershing to facilitate Pershing’s performance of the prime brokerage services hereunder and as contemplated by the No-Action Letter.

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16.4 Broker Acknowledgements Regarding Prime Brokerage. Broker acknowledges that Pershing may disaffirm or DK transactions of any prime brokerage customers of Broker. Broker will be responsible for resolving all unmatched items, and advising PIMS of their status in a timely manner. Broker acknowledges that PIMS shall monitor the net equity of accounts of Broker’s prime brokerage customers carried by Pershing, and shall notify Broker who in turn shall notify the relevant prime brokerage customers on Broker’s letterhead whenever such customers’ net equity falls below the minimum required by Pershing. If an account falls below the minimum net equity set by Pershing, the account will not be permitted to place any further Prime Brokerage Orders until the net equity is increased to the level required by Pershing. Broker agrees to provide access to its personnel and records, and submits to the supervision of Pershing for the purpose of complying with Pershing’s obligations as Prime Broker under the No-Action Letter and applicable laws, rules and regulations in relation to the provision of the prime brokerage services.

16.5 Compensation. In consideration of Pershing acting as Prime Broker, Broker agrees to pay the amounts set forth in Schedule A hereto.

16.6 Limitation of Liability. In addition to the provisions of Section 18 in this Agreement and not in limitation thereof, Broker acknowledges and agrees that:

a.	Pershing accepts no responsibility for the Prime Brokerage Orders received from the Broker via iPartner (or other agreed upon method) except in the event of gross negligence or willful misconduct by Pershing or its employees.

b.	Pershing accepts no responsibility and disclaims all liability for any communication linkage failure associated with the transmittal of Prime Brokerage Orders except in the event of gross negligence or willful misconduct by Pershing or its employees.

c.	Pershing is not responsible for fraudulent or unauthorized access to iPartner that may cause any loss, damage or liability to Broker, Pershing, Broker’s prime brokerage customers, or a third party.

d.	Any notice by Pershing hereunder or as required to perform prime brokerage services to prime brokerage customers of Broker shall be made to Broker, whether on Broker’s behalf or on behalf of such customers. Any notice made to Broker shall be deemed to be made to, or done for, Broker’s prime brokerage customers, as applicable. Broker shall be responsible for all communication with Broker’s prime brokerage customers regarding all services to be performed hereunder. Pershing is not responsible for communication failure between Broker and Broker’s prime brokerage customers.

e.	In connection with this Paragraph 16.6, Pershing disclaims liability not only for direct damages to the Broker, Pershing, Broker’s prime brokerage customers or a third party, but in addition disclaims any and all liability for special, indirect or consequential or incidental damages whether in tort or in contract even if Pershing has been advised of the possibility of such damage except in the event of gross negligence or willful misconduct by Pershing or its employees.

16.7 No Joint Venture. Nothing contained in the Agreement (i) shall constitute Pershing and Broker as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

16.8 Representations and Warranties. In addition to, and no way in limitation of, Broker’s representations and warranties as contained elsewhere in this Agreement, Broker represents and warrants that:

a.	Broker has been duly appointed and authorized by Broker’s prime brokerage customers to transmit Prime Brokerage Orders to Pershing.

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b.	All Broker’s customers whose accounts will participate in prime brokerage activities have been advised, via client agreements or otherwise, that their accounts will engage in prime brokerage activities, Pershing will act as Prime Broker for their accounts, and said customers or the Investment Advisor thereof may place orders for the execution of trades for their accounts at Executing Brokers, all in conformity with applicable provisions of the No-Action Letter.

17.0	DAMAGES

As between the parties, neither party shall be liable for special, indirect, incidental, consequential or punitive damages, whether such damages are incurred or experienced as a result of entering into or relying on this Agreement or otherwise, even if the parties have been advised of the possibility of such damages. Broker and Pershing each agree not to assert any claim for punitive damages against the other.

17.1 Allocation of Risks. Broker acknowledges and agrees that the fees charged by Pershing reflect the allocation of risks including, but not limited to, any limitation of liability set forth in this Agreement. A modification of the allocation of risks set forth in this Agreement would affect the fees charged by Pershing, and in consideration of such fees, Broker agrees to such allocation of risks.

18.0	LIABILITY

18.1 Liability of Pershing

18.1.1 Disclaimer of Warranties. Broker expressly agrees that Broker’s use of Pershing’s Services, including the Systems as defined by Paragraph 30.1 and software products as defined herein, is at Broker’s sole risk. Neither Pershing nor any of its directors, officers, employees, agents, contractors, affiliates, information providers, licensors, or other suppliers providing data, information, services or software, including but not limited to FINRA, warrants that the services will be uninterrupted or error free; nor do any of them make any warranty as to the results that may be obtained from the use of the services or as to the timeliness, sequence, accuracy, completeness, reliability or content of any data, information, services, or transactions provided and Pershing shall not be responsible for any losses liabilities or damages caused by the acts or omissions of those third party agents, contractors, information providers or other suppliers beyond any amount which Pershing is able to recover pursuant to its agreement with such entity. Except as specifically set forth in this Paragraph 18.1, Pershing’s services are provided on an “as is,” “as available” basis, without warranties of any kind, either express or implied, including, without limitation, those of merchantability, fitness for a particular purpose, and non-infringement, other than those warranties which are implied by and incapable of exclusion, restriction or modification under the laws applicable to this Agreement.

18.1.2 Pershing Indemnification. In addition to any other obligations it may possess under other provisions of this Agreement, Pershing shall indemnify, defend, and hold harmless Broker from and against all claims, demands, proceedings, suits, actions, liabilities, expenses, and reasonable attorney’s fees, and costs in connection therewith arising out of any negligent, reckless, dishonest, fraudulent, or criminal act or omission on the part of any of Pershing’s officers or employees with respect to the services provided by Pershing under this Agreement.

18.1.3 Pershing Right to Compete. Nothing in this Agreement shall be deemed to restrict in any way the right of Pershing or any affiliate of Pershing to compete with Broker in any or all aspects of Broker’s business.

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18.2 Liability of Broker

18.2.1 Broker Indemnification. In addition to any other obligations it may possess under other provisions of this Agreement, Broker shall indemnify, and hold harmless Pershing, and any controlling person of Pershing, from and against all allegations, claims, demands, proceedings, suits, and actions (“Claims”) and all liabilities, expenses, attorney’s fees (including fees and costs incurred in enforcing Pershing’s right to indemnification), and costs in connection therewith arising out of one or more of Broker’s or any of its agent’s or employee’s negligent, dishonest, fraudulent, or criminal act, or omission or any of the following:

18.2.1.1 Failure to Make Payment or Deliver Securities. A check received by Pershing from a customer shall not constitute payment until it has been paid and the proceeds are actually received and finally credited to Pershing (without any subsequent charge back) by its bank.

18.2.1.2 Margin Calls. Failure of a customer to meet any initial margin call or any maintenance call, except that Pershing shall be responsible for the portion of any such loss or damage that Broker establishes was directly attributable to Pershing’s failure to give notification to Broker as required in Paragraph 7.3.2 of this Agreement.

18.2.1.3 Broker’s Failure to Perform. Failure of Broker to perform any duty, obligation, or responsibility with respect to customer accounts as set forth in this Agreement. Broker’s indemnification obligation under this Paragraph shall not be affected by the participation of Pershing or any person controlling it or controlled by it within the meaning of the Securities Exchange Act of l934, as amended, in any transaction giving rise to such an obligation, unless such participation constitutes recklessness, fraud, or criminal conduct.

18.2.1.4 Improper Conduct by Agents. Any negligent, dishonest, fraudulent, or criminal act or omission on the part of any of Broker’s officers, directors, employees, or agents.

18.2.1.5 Failure of a Customer to Perform Obligations. Any failure by any of Broker’s customers to perform any commitment or obligation with respect to a transaction carried by Pershing under this Agreement, whether or not such failure was under the control of Broker.

18.2.1.6 Customer Claims and Disputes. Any claim or dispute between Broker and a customer with respect to services provided under this Agreement, including, but not limited to, any claim or dispute concerning the validity of a customer order in the form the order was transmitted to Pershing by Broker and any claim arising in connection with Pershing’s guarantee of any signature of any customer of Broker or at the request of Broker.

18.2.1.7 Warranties. Any adverse claim with respect to any security delivered or cleared by Pershing, including a claim of a defect in title with respect to securities that are alleged to have been forged, counterfeited, raised or otherwise altered, or if they are alleged to have been lost or stolen. The parties agree that Pershing shall be deemed to be an intermediary between Broker and customer and shall be deemed to make no warranties other than as provided in Section 8-306(3) of the Uniform Commercial Code.

18.2.1.8 Default of Third-Party Broker. Any default by a third-party broker with whom the Broker deals on a principal or agency basis in a transaction either not executed by Pershing or not cleared by Pershing even if permitted by Pershing as provided herein.

18.2.1.9 Check Signing. Any negligence, fraud, malfeasance, or error of any employee of Broker with respect to the use of the check-signing authority granted under Paragraph 9.1.6 of this Agreement.

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18.2.1.10 Prior Self-Clearing Arrangements. Any guarantee, indemnification, or hold harmless agreement in connection with Broker’s business or customers that Pershing may provide to the National Securities Clearing Corporation, the Depository Trust Company, or any other clearing, depository, or self-regulatory organization with respect to transactions self-cleared by Broker prior to transfer of such functions to Pershing.

18.2.1.11 Breach of Warranty by Broker. Any breach by Broker of any representation or warranty made by it under this Agreement.

18.2.1.12 Deposit of Checks to Customer Accounts. Any failure to exercise due diligence in reviewing checks received from customers to ensure that same are in proper form, or in the issuance of instructions to Pershing regarding the accounts into which checks are to be deposited.

18.2.1.13 Infringement of Intellectual Property Rights. Any act or omission of Broker, its agents, employees or customers which infringes on any patent, trade secret, copyright, trademark, or other intellectual property right of Pershing or any violation of the terms set forth in Paragraph 30 hereof.

18.2.1.14 Misuse of Passwords and Unauthorized Access. The misuse, loss or unauthorized access to the Systems and Software Products using the Identification Devices (as that term is defined in Paragraph 30.1 of this Agreement) provided to Broker or its customers.

18.2.2 Defense of Claims. Broker will institute defense against any Claims at the sole expense of Broker and using counsel reasonably acceptable to Pershing. Broker will keep Pershing informed of the status of the defense of such Claims, and Broker will not agree to any settlement without consent of Pershing, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Pershing will have the right to assume the defense of such Claims at the sole expense of Broker.

19.0	FEES AND SETTLEMENTS FOR SECURITIES TRANSACTIONS

19.1 Commissions. Pershing shall charge each of Broker’s customers the commission, markup, and any other charge or expense that Broker instructs it to charge for each transaction. If instructions are not received with respect to a transaction in the time period required by Pershing to implement those instructions, Pershing shall charge the customer the commission, markup, or other charge or expense prescribed in the basic commission schedule delivered to Pershing by Broker. This basic schedule may be amended from time to time by Broker by written instructions delivered to Pershing. Pershing shall only be required to implement such amendments to the basic schedule to the extent such amendments are within the usual capabilities of Pershing’s data processing and operations systems and only within such reasonable time limitations as Pershing may deem necessary to avoid disruption of its normal operating capabilities.

19.2 Miscellaneous Charges. Broker agrees to pay Pershing the fees and charges described in Schedule A hereto. Notwithstanding the foregoing, Broker may instruct Pershing to pass through such fees to Broker’s customers.

19.3 Fees for Clearing Services. As compensation for services provided pursuant to this Agreement, Pershing shall deduct from the commissions, mark-up, mark-down, or fees charged Broker’s customers the amounts set forth in the fully-disclosed pricing schedule attached hereto as Schedule A.

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20.0	DEPOSIT ACCOUNT

20.1 Establishment of Deposit Account. To further assure Broker’s performance of its obligations under this Agreement, including but not limited to its indemnification obligations under Paragraph 18, Broker shall, on or before the execution of this Agreement, establish an account at Pershing to be designated as the Broker’s Deposit Account (the “Deposit Account”). The Deposit Account shall not represent an ownership interest by Broker in Pershing. The Deposit Account shall at all times contain cash, securities, or a combination of both, having a market value of at least the amount set forth in Schedule A. The securities placed in the Deposit Account shall consist only of direct obligations issued by or guaranteed as to principal and interest by the United States Government. In the event of a substantial change in the nature and extent of Broker’s business operations, Pershing may require that an additional amount be deposited promptly in the Deposit Account. If such a deposit is not made in the amount specified, whether or not Broker agrees that the amount is justified under this Paragraph, Pershing may terminate this Agreement forthwith.

20.2 Pershing’s Right to Offset. If (i) Pershing shall have any claim against Broker or a customer of Broker which has not been resolved within five business days after Pershing presents such claim to Broker; or (ii) if Pershing shall suffer any loss or incur any expense for which it is entitled to be indemnified pursuant to this Agreement, and Broker shall fail to make such indemnification within five business days after being requested to do so, Pershing may deduct the amount of such claim, loss, or expense from any account of Broker. Pershing may withdraw cash or securities (or both) having a market value equal to the amount of such claimed deficiency. If those funds are withdrawn from the Deposit Account, then Broker shall be obligated to make an immediate deposit in the Deposit Account of cash or securities sufficient to bring the Deposit Account back to a value of at least the amount required by Schedule A.

20.3 Termination of Deposit Account. Within thirty (30) days of termination of this Agreement, Pershing shall pay and deliver to Broker, the funds and securities in the Deposit Account, less any amounts to which it is entitled under the preceding Paragraph; provided, however, that Pershing may: (i) retain the Deposit Account for such period of time until transfer of all customer and proprietary accounts of Broker has been completed and (ii) retain in the Deposit Account such amount for such period as it deems appropriate for its protection from any claim or proceeding of any type, then pending or threatened, until the final determination of such claim or proceeding is made. If a threatened claim or proceeding is not resolved or if a legal action or proceeding is not instituted within a reasonable time after the termination of this Agreement, any amount retained with respect to such claim, proceeding, or action shall be paid or delivered to Broker.

21.0	PROPRIETARY ACCOUNTS OF INTRODUCING BROKERS AND DEALERS (PAIB)

Pershing shall establish a separate reserve account for proprietary assets held by Broker so that Broker can treat these assets as allowable assets under SEC Rule 15c3-1. Pershing agrees to perform the required computation on behalf of Broker in accordance with the following provisions, procedures, and interpretations set forth in the SEC’s No-Action Letter regarding Proprietary Accounts of Introducing Brokers and Dealers (PAIB) dated November 3, 1998:

21.1 Pershing will perform a separate computation for PAIB assets (PAIB reserve computation) of Broker in accordance with the customer reserve computation set forth in SEC Rule 15c3-3 (customer reserve formula) with the following modifications:

a. Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula will not be included as a credit in the PAIB reserve computation;

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b. Note E(3) to Rule 15c3-3a, which reduces debit balances by one percent under the basic method and subparagraph (a)(1)(ii)(A) of Rule 15c3-1, which reduces debit balances by three percent under the alternative method, will not apply; and

c. Neither Note E(I) to Rule 15c3-3a nor FINRA Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges is applicable to the PAIB reserve computation.

21.2 PAIB reserve computation will include all the proprietary accounts of Broker. All PAIB assets will be kept separate and distinct from customer assets under the customer reserve computation set forth in SEC Rule 15c3-3.

21.3 PAIB reserve computation will be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

21.4 Pershing will establish and maintain a separate “Special Reserve Account for the Exclusive Benefit of PAIB Customers” with a bank in conformity with the standards of Rule 15c3-3(f) (PAIB Reserve Account). Cash and/or qualified securities as defined in the Rule will be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

21.5 If the PAIB reserve computation results in a deposit requirement, the requirement can be satisfied to the extent of any excess debit in the customer reserve formula of the same date. However, a deposit requirement resulting from the customer reserve formula cannot be satisfied with excess debits from the PAIB reserve computation.

21.6 Within two business days of entering into this Agreement, Broker shall notify its designated examining authority (“DEA”) in writing that it has entered into a PAIB agreement with its clearing broker-dealer.

21.7 Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, Pershing will immediately notify its DEA and the SEC. Unless a corrective plan is found to be acceptable by the SEC and the DEA, Pershing will provide written notification within five business days of the date of discovery to Broker that PAIB assets held by Pershing will not be deemed allowable assets for net capital purposes.

21.8 To the extent applicable, commissions receivable and other receivables of Broker from Pershing (excluding clearing deposits) that are otherwise allowable assets under the net capital rule are not to be included in the PAIB reserve computation, provided the amounts have been clearly identified as receivables on the books and records of the Broker and as payables on the books of Pershing.

22.0	COMMUNICATION

22.1 Notice to Customers. Pershing shall, upon the opening of an account pursuant to Paragraph 5 of this Agreement, mail to each customer a copy of the notice to customers required by FINRA Rule 382(c).

22.2 Customer Complaint Reporting and Customer Notification. Broker authorizes and instructs Pershing to forward promptly any written customer complaint received by Pershing regarding Broker and/or its associated persons relating to functions and responsibilities allocated to Broker under this Agreement to a) Broker and b) Broker’s DEA designated under Section 17 of the Securities and Exchange Act of 1934, as amended, or, if none, to Broker’s appropriate regulatory agency or authority. Further, Broker authorizes Pershing to notify the customer, in writing, that Pershing has received the complaint, and the complaint has been forwarded to the Broker and the Broker’s DEA (or, if none, to the appropriate regulatory agency).

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22.3 Restriction on Advertising. Neither Pershing nor Broker shall utilize the name of the other in any way without the other’s prior written consent except to disclose the relationship between the parties. Neither party shall employ the other’s name in such a manner as to create the impression that the relationship between them is anything other than that of clearing broker and introducing broker. Broker shall not hold itself out as an agent of Pershing or as a subsidiary or company controlled directly or indirectly by or affiliated with Pershing except as provided in this Paragraph.

22.4 Linking Between Sites. Without express written authorization, neither party may provide or allow an electronic hyperlink directly from its service or site on the Internet or another site over which that party has control to the service or site on the Internet of the other party.

23.0	TERMINATION OF AGREEMENT

This Agreement shall continue until terminated as hereinafter provided:

23.1 Termination upon 90-Day Notice. This Agreement may be terminated by either party without cause upon ninety days prior notice. If either party terminates the Agreement pursuant to this Paragraph, Pershing shall have the right to impose reasonable limitations upon Broker’s activities during the period between the giving of Notice and the transfer of Broker’s accounts.

23.2 Termination by Pershing upon 30-Day Notice. Pershing may terminate this Agreement upon thirty days prior written notice to Broker in the event that: (i) Broker materially fails to strictly comply with any provision of this Agreement; (ii) any representation, warranty or covenant of Broker in this Agreement is false or misleading; (iii) any director, executive officer, managing general securities principal or financial and operations principal of Broker is enjoined, prohibited, disciplined or suspended as a result of administrative or judicial proceedings, or proceedings of a self-regulatory organization of which Broker is a member, from engaging in securities business activities constituting all or portions of Broker’s securities business.

23.3 Immediate Termination. This Agreement may be terminated by Pershing or Broker immediately in the event that (a) the other party is enjoined, disabled, suspended, prohibited, or otherwise becomes unable to engage in the securities business or any part of it by operation of law or as a result of any administrative or judicial proceeding or action by the SEC, any state securities law administrator, or any regulatory or self-regulatory organization having jurisdiction over such party or (b) the other party (i) becomes or is declared insolvent; (ii) voluntarily files or is the subject of, a petition commencing a case under any chapter of Title 11 of the United States Code; (iii) makes a general assignment for the benefit of its creditors; (iv) admits in writing its inability to pay its debts as they mature; (v) sells or enters into negotiations to sell all or substantially all of its assets; (vi) files an application or consents to the appointment of, or there is appointed, any receiver, or a permanent or interim trustee of that party or any of its subsidiaries, as the case may be, or all or any portion of its property, including, without limitation, the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors; (vii) files a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or files an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or (viii) takes any corporate action for the purpose of effecting any of the foregoing.

23.4 Conversion of Accounts. In the event that this Agreement is terminated for any reason, Broker shall arrange for the conversion of Broker’s and its customer accounts to another clearing broker or to Broker if it becomes self-clearing. Broker shall give Pershing Notice (the “Conversion Notice”) of: (i) the name of the broker that will assume responsibility for clearing services for Customers and

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Broker; (ii) the date on which such broker will commence providing such services; (iii) Broker’s undertaking, in form and substance satisfactory to Pershing, that Broker’s agreement with such clearing broker provides that such clearing broker will accept on conversion all Broker and customer accounts then maintained by Pershing; and (iv) the name of an individual or individuals within new clearing broker’s organization whom Pershing may contact to coordinate the conversion. The Conversion Notice shall accompany Broker’s notice of termination given pursuant to this Paragraph. If Broker fails to give Conversion Notice to Pershing, Pershing may notify Broker’s customers as Pershing deems appropriate of the termination of this Agreement and may make such arrangements as Pershing deems appropriate for transfer or delivery of customer and Broker accounts. The expense of notifying those customers and making such arrangements shall be charged to Broker.

23.5 Survival. Termination of this Agreement in any manner shall not release Broker or Pershing from any liability or responsibility with respect to any representation or warranty or transaction effected on the books of Pershing.

23.6 Termination Fee. If Broker terminates this Agreement pursuant to Paragraph 23.1 above, or Pershing terminates this Agreement pursuant to Paragraph 23.2 or 23.3 within the period specified in Schedule A, Broker shall pay to Pershing a termination fee and will reimburse Pershing for Deconversion Expenses as stated in Schedule A.

23.7 Termination Under S.I.P.A. In the event that Broker is the subject of the issuance of a protective decree pursuant to the Securities Investor Protection Act of 1970 (15 U.S.C. § 78aaa-111), Pershing’s claim for payment of a termination fee under this Agreement shall be subordinate to claims of Broker’s customers that have been approved by the Trustee appointed by the Securities Investor Protection Corporation pursuant to the issuance of such protective decree.

23.8 Failure to Convert. Broker shall be solely and exclusively responsible for any cost expense (including, but not limited to, fees and expenses of legal counsel) or damages sustained or incurred by Pershing arising out of Broker’s failure to promptly convert all of Broker’s and its customer accounts for clearing by Pershing unless otherwise agreed in writing.

23.9 Continuation of Business. The overall pricing schedule and each of its components set forth in Schedule A hereto have been determined and agreed to on the basis of Broker’s agreement to clear its business through Pershing, the type and level of business currently being done by Broker, and Broker’s representation as to the type and level of business it expects to conduct during the term of this agreement. Broker agrees that during the term of this agreement it will not directly or indirectly take steps to move or transfer (or cause its customers to transfer) the business cleared through Pershing in whole or substantial part (20% or more) to another firm.

24.0	CONFIDENTIALITY

24.1 “Confidential Information” of a party shall mean all data and information submitted to the other party or obtained by the other party in connection with the services, including information relating to a party’s customers (which includes, without limitation, Non-Public Personal Information as that term is defined in Securities and Exchange Commission Regulation S-P), technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information.

24.2 All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither party shall disclose, publish, release,

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transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party shall, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, agents, subcontractors and employees to the extent such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by Gramm-Leach-Bliley Act of 1999 (“GLBA”), which amends the Securities and Exchange Act of 1934, as it may be amended from time to time, the regulations promulgated by the Securities and Exchange Commission thereunder or other applicable law; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees. The obligations in this Paragraph shall not restrict any disclosure by either party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and shall not apply with respect to information which (i) is developed by the other party without violating the disclosing party’s proprietary rights; (ii) is or becomes publicly known (other than through unauthorized disclosure); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; (iv) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into between the parties before the effective date of this Agreement; or (v) is rightfully received by a party free of any obligation of confidentiality. If the GLBA, the regulations promulgated by the Securities and Exchange Commission thereunder or other applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Paragraph.

24.3 Broker acknowledges that the services Pershing provides hereunder involve Broker access to proprietary technology, trading and other systems, and that techniques, algorithms and processes contained in such systems constitute trade secrets and shall be safeguarded by Broker, and that Broker shall exercise reasonable care to protect Pershing’s interest in such trade secrets. Broker agrees to make the proprietary nature of such systems known to those of its consultants, staff, agents or clients who may reasonably be expected to come into contact with such systems. Broker agrees that any breach of this confidentiality provision may result in its being liable for damages as provided by law.

24.4 Paragraphs 24.1 through 24.3 shall survive the termination of this Agreement.

25.0	ACTION AGAINST CUSTOMERS BY PERSHING

Pershing may, in its sole discretion and at its own expense and, upon written notice to Broker, institute and prosecute in its name any action or proceeding against any of Broker’s customers in relation to any controversy or claim arising out of Pershing’s transactions with Broker or with Broker’s customers. Nothing contained in this Agreement shall be deemed either (i) to require Pershing to institute or prosecute such an action or proceeding; or (ii) to impair or prejudice its right to do so, should it so elect, nor shall the institution or prosecution of any such action or proceeding relieve Broker of any liability or responsibility which Broker would otherwise have had under this Agreement. Broker assigns to Pershing its rights against its customer as necessary to effectuate the provisions of this Paragraph.

26.0	NOTICES

Any Notice required or permitted to be given under this Agreement shall be sufficient only if it is in writing and sent by hand or by certified mail, return receipt requested, to the parties at the following address:

Broker:	Summit Brokerage Services, Inc.

980 North Federal Highway, Suite 310

Boca Raton, FL 33432

Attn: Marshall Leeds, Chief Executive Officer

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Pershing:

Pershing LLC

One Pershing Plaza

Jersey City, NJ 07399

Attn:	Mr. James Crowley, Managing Director
cc:	Legal Department

27.0	ARBITRATION

27.1 Arbitration Requirement. Any dispute between Broker and Pershing that cannot be settled shall be taken to arbitration as set forth in Paragraph 27.3 below.

27.2 ARBITRATION DISCLOSURE.

¡	ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

¡	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

¡	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

¡	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

¡	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

27.3 ARBITRATION AGREEMENT.

ANY CONTROVERSY BETWEEN US ARISING OUT OF YOUR BUSINESS OR THIS AGREEMENT SHALL BE SUBMITTED TO ARBITRATION CONDUCTED BEFORE THE NEW YORK STOCK EXCHANGE, INC., OR FINRA DISPUTE RESOLUTION, INC. (OR THEIR SUCCESSOR FIRMS), AND IN ACCORDANCE WITH THE RULES THEN OBTAINING OF THE SELECTED ORGANIZATION AND SHALL BE CONDUCTED AS A BROKER TO BROKER OR MEMBER VS MEMBER DISPUTE. ARBITRATION MUST BE COMMENCED BY SERVICE UPON THE OTHER PARTY OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE, THEREIN ELECTING THE ARBITRATION TRIBUNAL.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS

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INITIATED IN COURT A PUTATIVE CLASS ACTION AND WHO IS A MEMBER OF A PUTATIVE CLASS AND WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (i) THE CLASS CERTIFICATION IS DENIED; (ii) THE CLASS IS DECERTIFIED; OR (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

28.0	INJUNCTIVE RELIEF

In the event of a breach or threatened breach of any of the provisions of this Agreement by Broker or any employee or representative of Broker, Broker acknowledges that Pershing shall be entitled to seek preliminary and permanent injunctive relief to enforce the provisions hereof. In addition, Broker acknowledges that a breach of the terms regarding confidentiality of information and ownership of Pershing’s intellectual property would cause irreparable and incalculable damage to Pershing. Nothing herein shall preclude the parties from pursuing any action or other remedy for any breach or threatened breach of this Agreement, all of which shall be cumulative.

29.0	GENERAL PROVISIONS

29.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Broker and Pershing. No assignment of this Agreement or any rights, including those to indemnification hereunder by Broker shall be effective unless Pershing’s written consent shall be first obtained.

29.2 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

29.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single agreement.

29.4 Entire Agreement Amendments and Duties Not Specifically Enumerated Herein. This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein and all prior discussions, agreements, and promises, written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties. Pershing shall not be responsible or liable for failure to perform any duties not specifically enumerated herein.

29.5	Captions. Captions herein are for convenience only and are not of substantive effect.

29.6 Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of laws or principles thereof. This Agreement shall not be governed by the United Nations Convention on the International Sale of Goods.

29.7 Citations. Any reference to the rules or regulations of the SEC, FINRA, or any other regulatory or self-regulatory organization are current citations. Any changes in the citations (whether or not there are any changes in the text of such rules or regulations) shall be automatically incorporated herein.

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29.8 Construction of Agreement. Neither this Agreement nor the performance of the services hereunder shall be considered to create a joint venture or partnership between Pershing and Broker or between Broker and other brokers for whom Pershing may perform the same or similar services.

29.9 Third-Parties. This Agreement is between the parties hereto and is not intended to confer any benefits on third-parties including, but not limited to, customers of Broker.

29.10 Non-Exclusivity of Remedies. The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by a party to this Agreement to exercise any right, power, remedy, or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy, or privilege. No single, partial, or other exercise of any such right, power, remedy, or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy, or privilege.

29.11 SIPA; Rule 15c3-3. All introduced customers are the customers of Broker except as provided under the Securities Investor Protection Act (“SIPA”) and SEC financial responsibility rules where the customers shall be considered customers of Pershing. Nothing in this Paragraph will otherwise change or affect the provisions of this Agreement which provide that the customer account remains Broker’s customer account for all other purposes, including but not limited to, supervision, suitability and indemnification.

29.12 United States Postal Service Documents. Broker hereby appoints Pershing as its attorney-in-fact for the purpose of executing such documents as are necessary to allow Broker and its customers to participate in the FASTforward program of the United States Postal Service. This may include, but not be limited to Pershing’s execution, on an annual basis, on Broker’s behalf, of the FASTforward Processing Acknowledgment Form.

29.13 Provision of Reports and Exception Reports. Beginning on or before the effective date of this Agreement and before July 31 of each calendar year thereafter, Pershing shall provide to Broker, pursuant to FINRA Rule 382(e), a list of all reports (e.g. exception-type reports) it offers to Broker. Broker shall promptly advise Pershing, in writing, of those specific reports it elects to receive. Pershing and Broker each represent that their obligations relative to exception reports, pursuant to FINRA Rule 382(e) have been completed.

29.14 Force Majeure. Pershing shall not be liable for any loss caused, directly or indirectly, resulting from any circumstances beyond its reasonable control, including without limitation, labor disputes, riots, sabotage, insurrection, fires, flood, storm, explosions, earthquakes, electrical power failures, telecommunications system failures, Internet failure, outbreaks of computer viruses, worms, parasites and the like, acts of God or nature, war, both declared or undeclared, or acts of terrorism (each a “Force Majeure Event”; collectively, “Force Majeure Events”). In addition, Pershing shall not be liable for any loss caused, directly or indirectly, resulting from the acts or omissions of third parties over which it has no control.

29.15 Audio Taping of Telephone Conversations. Each party understands that for quality control, dispute resolution or other business purposes, the parties may record some or all telephone conversations between them. Each party hereby consents to such recording and will inform its employees, representatives and agents of this practice. It is further understood that all such conversations are deemed to be solely for business purposes.

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30.0	OWNERSHIP AND LICENSES

30.1 Definitions. For purposes of this Paragraph 30, the following terms have the meanings ascribed to them.

“Access Device” means any type of computer, personal digital assistant (PDA), beeper, television, telephone or any other communications device, including, without limitation, any software Broker uses on such device whether Pershing provided such software to Broker or otherwise, that enables Broker to access and use the Pershing Services via a wired or wireless connection to any wireless network, the Internet, the World Wide Web or any other computer or telecommunications network.

“Authorized User” means each customer, employee and/or agent of Broker designated as authorized by Broker to access the Software, Systems and Services.

“Identification Devices” means any passwords, codes, certificates, and other identification devices and security processes or measures necessary to access and use the Systems and Software.

“Intellectual Property Rights” with respect to any intellectual property means all applicable copyrights (including without limitation, the exclusive right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works), rights in trademarks, rights in patents and patent applications, tradenames, mask-work rights, trade secrets, moral rights, authors’ rights, domain names and universal resource locators (“URLs”), TCP/IP addresses, metatags, all renewal and extensions thereof, and the like, regardless of whether any such rights arise under the laws of the United States, or any other state, country or jurisdiction.

“Services” or “Pershing Services” means the services to be provided by Pershing and/or its Third Party Providers to Broker under this Agreement, including Internet-based services, through the Software and Systems, including, without limitation, (a) communication and content services, (b) access to account and financial information, (c) securities trading, and other services to be provided by Pershing to Broker under this Agreement.

“Software” means the software, including, without limitation, any and all documentation, home page design(s), methodologies, techniques, know-how and software libraries, and the code comprising the same, as such may be revised from to time to include any upgrades, updates, new versions and other modifications, improvements and enhancements made by or for Pershing in accordance with this Agreement.

“Systems” means the data access, account information, trading and order entry, and report generation systems, and related know-how, as such may be revised from to time to include any upgrades, updates, new versions and other modifications, improvements and enhancements made by or for Pershing in accordance with this Agreement.

“Third Party Providers” means Pershing’s suppliers, vendors or providers that have entered into third-party agreements with Pershing.

30.2 License to Use Systems and Software. Pershing hereby grants to Broker a non-exclusive, non-transferable, non-assignable license for the term of this Agreement to access and use the Software and Systems for the limited purpose of enabling Broker to obtain the Services. Pershing shall have the right to terminate or suspend such license and the provision of the Systems and Software to Broker in the event of breach of this Agreement that is not cured within thirty (30) days of Brokers’ receipt of Pershing’s notice of such breach.

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30.3 No Reverse Engineering. Broker shall not, directly or indirectly, modify the features or functionality of, copy or create derivative works using all or any portion of, analyze or remove semiconductor components from, decompile, or otherwise reverse engineer or attempt to reverse engineer or derive source code, techniques, algorithms or processes from the Systems or Software or permit or encourage any third-party to do so.

30.4 Ownership. Except for the license granted in Paragraph 30.2 herein, nothing herein shall be construed to transfer to Broker any rights, title and/or interest in and to the Software, Systems and Services, including, without limitation, the Intellectual Property Rights therein. Except to the extent that any Intellectual Property Rights in the Software, Systems and Services are published or otherwise matters of public record, the Systems and Software Products are trade secrets of Pershing and its affiliates. As between Broker and Pershing, Pershing shall at all times be and remain the sole and exclusive owner of the Systems, Software and Services.

30.5 Web-based Communications. The Services shall be provided through various means, including, without limitation, a site or pages of a site on the World Wide Web that are accessible through an Internet address unique to Broker, but which shall not be required to be a domain name unique to Broker.

30.6 Revisions and Modifications. From time to time during the term of this Agreement Pershing may in its sole and absolute discretion revise or modify any Software, Systems or Services to include any patches, upgrades, updates, new versions and other modifications, improvements and enhancements made by or for Pershing (any of which patches, upgrades, updates, new versions and other modifications, improvements and enhancements are collectively referred to in this Agreement as “revisions and modifications” or “revisions or modifications”, as the context requires). To the extent that any such revisions or modifications are made, Schedule A shall be deemed to be revised to include such revision or modification and any associated fees.

30.7 Business Continuity. Pershing agrees to maintain a written business continuity plan identifying procedures relating to an emergency or significant business disruption in accordance with applicable industry regulations.

30.7.1 Pershing shall, from time to time, provide Broker with Identification Devices for accessing and using the Software, Systems and Services.

30.7.2 Broker shall be responsible for designating Authorized Users. [Broker shall provide Pershing with a list of Authorized Users so designated by Broker and shall provide Pershing with changes to this list.]

30.7.3 Broker shall be solely responsible for the assignment and distribution to Authorized Users, and the maintenance of all Identification Devices. Broker agrees not to assign and/or distribute any Identification Devices to individuals who are not Authorized Users.

30.7.4 Each party shall be responsible for and shall provide the same level of security as it applies to its own proprietary and confidential property in the protection, maintenance, and distribution of those Identification Devices and codes within its organization and to its agents and customers, but in no case less than the security that a reasonably prudent person would use to protect their own proprietary and confidential property.

30.7.5 Broker shall report to Pershing any loss, theft, or discovery of any Identification Devices immediately and Broker shall be responsible for any unauthorized use, and for any loss resulting from unauthorized use, of any Identification Device attributable to Broker prior to the time the loss, theft, or discovery of the Identification Device is reported to Pershing.

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30.8 Restrictions on Access, Viewing and Distribution.

30.8.1 Quotes, news and research data, including market information (collectively, “Market Data”) displayed on the Pershing Service may be based on or derived from different Third Party Providers and may be updated at different time intervals, and accordingly, the various trade status reports, including intraday updates of balances and positions information, available via any Access Devices, which incorporate such Market Data information, may differ due to the different Market Data and sources and their update intervals. Similarly, different Access Devices may incorporate different Market Data and sources, and they may differ for the same reasons.

30.8.2 The Software, Systems, and design of the Pershing Service are the property of Pershing. The content, including both its form and substance, included in the Pershing Service is the property of either Pershing or one or more of its Third Party Providers (“Third Party Provider Services”). Broker shall have no rights in or to the Software, Systems, or Pershing Service or Third Party Provider Services, except as expressly provided herein, and Broker agrees not to take any action inconsistent with Pershing’s rights in the Software, Systems, or Pershing Service or the Third Party Providers’ rights in their Third Party Provider Services.

30.8.3 All of the materials in the Pershing Service are protected by United States and international copyright, trademark and other intellectual property laws. Broker’s right to use the Pershing Service, including the Third Party Provider Services, is limited to use in connection with Broker’s account(s) and for Broker’s personal benefit only (“Internal Use”). Broker may not modify, rent, lease, loan, sell, assign, distribute, display, perform, publish or create derivative works based on any of the content, materials or the like contained in the Pershing Service, in whole or in part. Broker may not copy, modify, create derivative works from, reverse engineer, reverse assemble or otherwise attempt to discover the source code of any software or techniques, algorithms or processes that are part of the Pershing Service. Broker may print out a reasonable number of copies of the materials on the Pershing Service as is necessary for Broker’s Internal Use, provided that Broker does not delete any copyright, trademark or other intellectual property notices contained in such materials. Broker may prepare hard copy reports incorporating Third Party Provider Services and download Third Party Provider Services into commercially available spreadsheet software programs or delimited text files; Broker may not, however, disseminate in electronic form or use Third Party Provider Services for the construction of other products or services.

30.8.4 Broker acknowledges and agrees that the license to use the Software, Systems and Services granted by Paragraph 30.2 does not diminish Broker’s responsibility for compliance with all applicable rules as set forth in Paragraph 6 of this Agreement.

30.9	Indemnification; Disclaimers.

30.9.1 Pershing shall indemnify, defend, and hold Broker harmless from and against all claims, demands, proceedings, suits, actions, liabilities, expenses, and reasonable attorney’s fees, and costs in connection therewith (collectively, “Losses”) arising out of a claim that the Software and/or Systems, or Broker’s authorized use thereof, as set forth in this Agreement, infringes upon any Intellectual Property Rights of any third party. This Paragraph 30.9.1 shall survive any termination of this Agreement; provided, however, that any indemnity provided under this Paragraph 30.9.1 shall only be in respect of events occurring during the term of this Agreement.

30.9.2 Broker shall not be entitled to any indemnification under Paragraph 30.9.1 hereof to the extent that the Losses in respect of which such indemnification is sought is attributable to Broker’s negligent activities and/or misuse of Pershing Services, as set forth in this Agreement (“Unauthorized Use”) or to the extent of such Losses due to a delay in providing notice of the circumstances giving

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rise to such Losses. Broker shall indemnify, defend, and hold Pershing harmless from and against all claims, demands, proceedings, suits, actions, liabilities, expenses, and reasonable attorney’s fees, and costs in connection therewith (collectively, “Losses”) arising out of such negligent activities by Broker, Broker’s Unauthorized Use of Pershing Services or such delay by Broker in providing such notice. This Paragraph 30.9.2 shall survive any termination of this Agreement.

30.9.3 DISCLAIMER OF WARRANTIES.

THE PERSHING SERVICE IS PROVIDED ON AN “AS IS”, “AS AVAILABLE” BASIS, WITHOUT WARRANTY OF ANY KIND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. PERSHING DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. THERE IS NO WARRANTY THAT ANY INFORMATION PROVIDED THROUGH PERSHING, THE PERSHING SERVICE OR THE SYSTEM WILL FULFILL ANY PARTICULAR PURPOSES OR NEEDS.

30.9.4 LIMITATION OF LIABILITY; DATA NOT GUARANTEED.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL PERSHING, ANY OF ITS AGENTS, AFFILIATES, THIRD PARTY PROVIDERS OR ANYONE ELSE INVOLVED IN CREATING, PRODUCING, DELIVERING OR MANAGING THE DELIVERY OF THE PERSHING SERVICE BE LIABLE TO BROKER OR ANYONE ELSE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR ANY OTHER DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, TRADING LOSSES, DAMAGES RESULTING FROM INCONVENIENCE OR LOSS OF USE OF THE WEB SITE), EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THE USE OF OR INABILITY TO USE THE PERSHING SERVICE OR FOR ANY BREACH OF ANY WARRANTY.

Quotes, news and research data, including market information displayed on any Access Device (collectively, “Market Data”) are obtained from sources Pershing believes to be reliable. HOWEVER, ALL MARKET DATA IS PROVIDED “AS IS” AND “AS AVAILABLE”, AND THERE MAY BE DELAYS, OMISSIONS AND INACCURACIES IN SUCH DATA. NEITHER PERSHING NOR ITS AGENTS, AFFILIATES, OR THIRD PARTY PROVIDERS OR ANYONE ELSE INVOLVED IN CREATING, PRODUCING, DELIVERING OR MANAGING THE DELIVERY OF SUCH DATA, INFORMATION OR SERVICES (COLLECTIVELY, THE (“Disseminating Parties”) CAN GUARANTEE, NOR DO PERSHING OR THEY GUARANTEE, THE CORRECTNESS, QUALITY, ACCURACY, SEQUENCE, TIMELINESS, CURRENTNESS, RELIABILITY, PERFORMANCE, COMPLETENESS, CONTINUED AVAILABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OR OTHERWISE OF ANY MARKET DATA OR THIRD PARTY PROVIDER SERVICES, AND PERSHING AND THEY HEREBY DISCLAIM ANY SUCH EXPRESS OR IMPLIED WARRANTIES. Pershing also reserves the right to filter the Market Data provided to Broker through the Pershing Service. The Disseminating Parties shall not be liable to Broker or to anyone else for any loss or injury, whether or not caused in whole or in part by their negligence or omission, in procuring, compiling, editing, writing, reporting or delivering any Market Data or Third Party Provider Services through Pershing or by any Force Majeure Event or other cause beyond their control. The Disseminating Parties will not be liable to Broker or anyone else for any decision made or action taken by Broker in reliance on such Market Data or for direct, indirect, incidental, special, consequential, punitive or any other damages whatsoever (including without limitation damages for lost profits, trading losses, damages resulting from inconvenience or loss of use of the Pershing Service) even if Pershing or its Third Party Providers have been advised of the possibility of such damages.

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Broker agrees that neither Pershing, nor its Third Party Providers shall be liable in any way for, any liability, costs, damages or loss caused directly or indirectly by government restrictions, exchange or market rulings, suspension or delay of trading, equipment failure, communication line failure, system failure, security failure, unauthorized access, theft, Force Majeure Event or any problem, technological or otherwise, that might prevent Broker from accessing or utilizing the Services.

IN WITNESS WHEREOF the parties have hereto affixed their signatures by their duly authorized officers on the day and date first above written.

This Agreement contains a pre-dispute arbitration clause in Paragraph 27. Broker acknowledges receiving a copy of this Agreement.

SUMMIT BROKERAGE SERVICES, INC .

By: /s/ Steven C. Jacobs
Title: Executive Vice President

PERSHING LLC

By: /s/John Quigley
Title: Director

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